Exhibit 4.43

REDEMPTION AGREEMENT

This Redemption Agreement (this “Agreement”) is made as of September 30, 2011 by and between Ku6 Media Co., Ltd, a limited liability company incorporated in the Cayman Islands (the “Company”) and Shanda Media Group Limited, a limited liability company incorporate in the British Virgin Islands (the “Bondholder”). The Bondholder and the Company are hereinafter collectively referred to as the “Parties” and each individually as a “Party.”

W I T N E S S E T H :

WHEREAS, the Company and the Bondholder entered into a Senior Convertible Bond Purchase Agreement dated as of April 1, 2011, pursuant to which the Company issued US$50,000,000 Senior Convertible Bond due June 2014 (the “Bond”), to the Bondholder at face value.

WHEREAS, the Company desires to purchase and redeem the Bond and the Bondholder desires to sell the Bond back to the Company and deliver the certificate representing the Bond (the “Bond Certificate”) to the Company for cancellation.

NOW, THEREFORE, in consideration of the promises and the mutual covenants and agreements contained herein and intending to be legally bound hereby, the parties hereto agree to as follows:

ARTICLE 1

DEFINITIONS

Section 1.01. Definitions. As used herein, the following terms have the following meanings:

“Business Day” means a day, other than Saturday, Sunday or other day on which commercial banks in Shanghai, Hong Kong and New York are authorized or required by applicable law to close.

“Closing Date” means the date of the Closing.

“Material Adverse Effect” means any change or that is, or would reasonably be expected to, materially adverse to (a) the business, assets, operations, conditions (financial or otherwise), results of operations, relationship with governmental authorities or prospects of the Company and its subsidiaries, taken as a whole; provided that, with respect to this clause (a), a “Material Adverse Effect” shall not be deemed to include any effects to the extent resulting from (i) changes in generally accepted accounting principles, (ii) changes in laws, rules or regulations of general applicability or interpretations thereof by governmental authorities, (iii) changes in the general economic and other conditions affecting the industries in which the Company and its subsidiaries compete, including the cyclicality of the businesses of the Company and its subsidiaries, or (iv) changes to the financial, banking or securities markets, except, with respect to clauses (ii), (iii) and (iv), to the extent that the effects of such conditions or changes are disproportionately adverse to the business, assets, operations, condition (financial or otherwise) or results of operations, of the Company and its subsidiaries, taken as a whole, or (ii) the ability of the Company to consummate the Closing, or perform its other obligations hereunder.

ARTICLE 2

PURCHASE AND SALE

Section 2.01. Redemption of Bond. Subject to the terms and conditions of this Agreement, the Company agrees to redeem the Bond at a redemption price of US$50,000,000 in the aggregate, plus any accrued but unpaid interest to and including the Closing Date. The total redemption price for the Bond shall be hereinafter referred to as the “Redemption Price”.

Section 2.02. Closing. The closing (the “Closing”) of the redemption of the Bond hereunder shall take place at the Hong Kong office of Davis Polk & Wardwell LLP, 18TH Floor, Hong Kong Club Building, 3A Chater Road, Central, Hong Kong as soon as possible but no later than three Business Days after the delivery of the notice of redemption by the Company to the Bondholder, or at other place and time as mutually agreed by the Company and the Bondholder.

Section 2.03. Deliveries by the Company. At the Closing, the Company shall pay to the Bondholder the Redemption Price in immediately available funds by wire transfer to an account designated in writing by the Bondholder one Business Day prior to the Closing Date.

Section 2.04. Deliveries by the Bondholder. At the Closing, the Bondholder shall deliver to the Company the Bond Certificate representing the Bond for cancellation. The Company shall cancel the Bond Certificate immediately upon receipt of the Bond certificate and update relevant register of members, if applicable.

ARTICLE 3

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

The Company represents and warrants to the Bondholder as of the date hereof that:

Section 3.01. Corporate Existence and Power. The Company is a company duly incorporated, validly existing and in good standing under the laws of the Cayman Islands and has all corporate powers and all material governmental licenses, authorizations, permits, consents and approvals required to carry on its business as now conducted.

Section 3.02. Corporate Authorization. The execution, delivery and performance by the Company of this Agreement, the cancellation of the Bond Certificate and the consummation of the transactions contemplated hereby and thereby are within the corporate powers of the Company and have been duly authorized by all necessary corporate action on the part of the Company. This Agreement has been duly executed and delivered by the Company and constitutes a legal, valid and binding agreement of the Company, enforceable against it in accordance with the terms hereof and thereof, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally.

Section 3.03. Discharge of the Bond. Upon payment of the Redemption Price and the cancellation of the Bond Certificate by the Company, the Bond shall be deemed to be fully paid off and no longer outstanding. All current and future obligations of the Parties under the Bond shall be fully discharged.

Section 3.04. Governmental Authorization. The execution, delivery and performance by the Company of this Agreement, the cancellation of the Bond Certificate and the consummation of the transactions contemplated hereby and thereby require no approval or action by or filing with or notice to any governmental authority.

Section 3.05. Noncontravention. The execution, delivery and performance by the Company of this Agreement, the cancellation of the Bond Certificate and the consummation of the transactions contemplated hereby and thereby do not and will not (i) violate the organizational documents of the Company, (ii) violate any applicable law, government order, decree or judgment or (iii) require any consent or other action by any person under, constitute a default under, or give rise to any right of termination, cancellation or acceleration of any right or obligation of the Company.

Section 3.06. Litigation. There is no action, suit, investigation or proceeding pending against or, to the knowledge of the Company, threatened against or affecting the Company before any arbitrator or any governmental authority which in any manner challenges or seeks to prevent, enjoin, alter or materially delay the transactions contemplated by this Agreement.

ARTICLE 4

CONDITIONS TO CLOSING

Section 4.01. Conditions to Obligation of the Bondholder. The obligation of the Bondholder to consummate the Closing is subject to the satisfaction of the following conditions:

(a) Representations and Warranties. All representations and warranties of the Company contained in Article 3 shall be true and accurate as of the date of this Agreement and as of the Closing Date as though newly made on and as of the Closing Date.

(b) Consents. The Company shall have obtained any and all consents, permits and waivers necessary or appropriate for consummation of the transactions contemplated by this Agreement, including without limitation the unanimous approvals by the independent directors of the Company, and all required authorizations, approvals or permits of any applicable governmental authorities and the stock exchange where the ordinary shares of the Company are listed.

(c) Material Adverse Effect. No event, occurrence, change, effect or condition of any character shall have occurred following the date of this Agreement that, individually or in the aggregate, has had or would reasonably be expected to have a Material Adverse Effect.

(d) Officer’s Certificate. The Company shall deliver to the Bondholder on Closing a certificate executed by the chief executive officer of the Company certifying the satisfaction of the above conditions.

ARTICLE 5

MISCELLANEOUS

Section 5.01. Termination. This Agreement may be terminated at any time prior to the Closing by mutual written agreement of the Company and the Bondholder.

Section 5.02. Governing Law. This Agreement shall be governed by and construed in accordance with the law of the State of New York, without regard to the conflicts of law rules of such jurisdiction.

Section 5.03. Counterparts; Effectiveness. This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. This Agreement shall become effective when each party hereto shall have received a counterpart hereof signed by the other party hereto. Until and unless each party has received a counterpart hereof signed by the other party hereto, this Agreement shall have no effect and no party shall have any right or obligation hereunder (whether by virtue of any other oral or written agreement or other communication).

Section 5.04. Expenses. All costs and expenses (including legal fees and expenses) incurred by the Bondholder in connection with this Agreement, the Bond Certificate and the consummation of the transactions contemplated hereby and thereby shall be borne by the Company. To the extent the Bondholder has paid any such costs or expenses, the Company shall promptly reimburse the Bondholder.

Section 5.05. Entire Agreement. This Agreement and the Instrument of Transfer constitute the entire agreement between the parties with respect to the subject matter of this Agreement and supersedes all prior agreements and understandings, both oral and written, between the parties with respect to the subject matter of this Agreement.

[Signature page follows]

IN WITNESS WHEREOF, this Agreement has been duly executed by or on behalf of each of the parties hereto as of the day first above written.

SHANDA MEDIA GROUP LIMITED

By:	/s/ Grace Wu
	Name:	Grace Wu
	Title:	Chief Financial Officer

Ku6 Media Co., Ltd

By:	/s/ Yu Shi
	Name:	Yu Shi
	Title:	Chief Executive Officer

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